UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
_______________________

Date of Report (Date of earliest event reported):  November 29, 2011

              Hudson Highland Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-50129	59-3547281
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

560 Lexington Avenue, New York, New York  10022
(Address of principal executive offices, including zip code)

           (212) 351-7300
(Registrant’s telephone number, including area code)

_______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 29, 2011, certain Australian and New Zealand subsidiaries of Hudson Highland Group, Inc. (the “Company”) entered into a Facility Agreement, dated November 22, 2011 (the “Facility Agreement”), with Westpac Banking Corporation and Westpac New Zealand Limited (collectively, “Westpac”).

The Facility Agreement provides three tranches: (a) an invoice discounting facility of up to AUD20.0 million (“Tranche A”) for an Australian subsidiary of the Company, which is based on an agreed percentage of eligible accounts receivable; (b) an overdraft facility of up to NZD3.5 million (“Tranche B”) for a New Zealand subsidiary of the Company; and (c) a financial guarantee facility of up to AUD5.0 million (“Tranche C”) for the Australian subsidiary.  Tranche A became effective on November 29, 2011.  As of December 5, 2011, there were AUD10.0 million in outstanding borrowings under Tranche A.  Total additional available credit for use under Tranche A as of December 5, 2011 was AUD10.0 million ($10.2 million).  Each of Tranche B and Tranche C will become effective upon the finalization of certain ancillary documents.  Upon becoming effective, total available credit for use under Tranche B will be NZD3.5 million ($2.7 million) and under Tranche C will be AUD5.0 million ($5.1 million).  As of December 5, 2011, there were no outstanding borrowings under either Tranche B or Tranche C.

The Facility Agreement does not have a stated maturity date.  Each of Tranche A and Tranche C may be terminated by Westpac upon 90 days written notice.  Tranche B may be terminated by Westpac at any time.  Borrowings under Tranche A may be made with an interest rate based on the Invoice Finance 30-day Bank Bill Rate (as defined in the Facility Agreement), which was 5.72% as of December 5, 2011, plus a margin of 0.75%.  Borrowings under Tranche B will be made with an interest rate based on the Commercial Lending Rate (as defined in the Facility Agreement), which was 5.20% as of December 5, 2011, plus a margin of 0.83%.  Each of Tranche A and Tranche B bears or will bear a fee, payable monthly, equal to 0.65% of the size of Westpac’s commitment under such tranche.  Borrowings under Tranche C will be made incurring a fee equal to 1.10% of the face value of the financial guarantee requested.  Amounts owing under the Facility Agreement are secured by substantially all of the assets of the Australian subsidiary, its Australian parent company and the New Zealand subsidiary (collectively, the “Obligors”) and certain of their subsidiaries.

The Facility Agreement contains various restrictions and covenants applicable to the Obligors and certain of their subsidiaries, including (a) a requirement that the Obligors maintain (1) a minimum Tangible Net Worth (as defined in the Facility Agreement) as of the last day of each calendar quarter of not less than the higher of 85% of the Tangible Net Worth as of the last day of the previous calendar year and AUD17.5 million; (2) at all times, a minimum Fixed Charge Coverage Ratio (as defined in the Facility Agreement) of 1.5x for the trailing twelve month period; and (3) a maximum Borrowing Base Ratio (as defined in the Facility Agreement) as of the last day of each calendar quarter of not more than 0.8; and (b) a limitation on certain intercompany payments with permitted payments outside the Obligor group restricted to a defined amount derived from the net profits of the Obligors and their subsidiaries.

The Facility Agreement also contains customary events of default.  Westpac may declare any outstanding obligations under the Facility Agreement immediately due and payable upon the occurrence of an event of default.

The foregoing description of the Facility Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Facility Agreement, a copy of which is filed herewith as Exhibit 4.1 and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information called for by this item is contained in Item 1.01, which is incorporated herein by reference.

Item 9.01                      Financial Statements and Exhibits.

(a)           Not applicable.

(b)           Not applicable.

(c)           Not applicable.

(d)           Exhibits.

(4.1)
Facility Agreement, dated November 22, 2011, among Hudson Global Resources (Aust) Pty Limited, Hudson Global Resources (NZ) Limited, Hudson Highland (APAC) Pty Limited, Westpac Banking Corporation and Westpac New Zealand Limited.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUDSON HIGHLAND GROUP, INC.

Date: December 5, 2011	By:	/s/ Mary Jane Raymond
Mary Jane Raymond
Executive Vice President and Chief Financial Officer

HUDSON HIGHLAND GROUP, INC.

Exhibit Index to Current Report on Form 8-K

Exhibit
Number

(4.1)
Facility Agreement, dated November 22, 2011, among Hudson Global Resources (Aust) Pty Limited, Hudson Global Resources (NZ) Limited, Hudson Highland (APAC) Pty Limited, Westpac Banking Corporation and Westpac New Zealand Limited.